EXHIBIT 23.1





            Consent of Independent Registered Public Accounting Firm


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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation in this Registration Statement on Form 10-12G (Amendment 3) of our report dated May 10, 2010, except for Note 13, as to which the date is October 22, 2010, and Note 3, as to which the date is January 3, 2011, relating to the financial statements of Latitude Solutions, Inc. and Subsidiaries, as of December 31, 2009 and 2008 and for the years then ended; and our report dated October 8, 2010 relating to the financial statements of 6709800 Canada, Inc. (d/b/a GPS Latitude), as of January 31, 2010 and 2009 and for the years then ended and to all references to our firm included in this Registration Statement.



/s/ Mallah Furman

Fort Lauderdale, Florida
February 17, 2011